Amended and Restated Appendix A
to the

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

Fund	Operating Expense Limit	Effective Date
Advisory Research All Cap Value Fund	1.00%	1/1/14
Advisory Research International Small Cap Value Fund Investor Class	1.30%	1/1/14
Advisory Research International Small Cap Value Fund Class I	1.15%	1/1/14
Advisory Research Global Value Fund	1.10%	1/1/14
Advisory Research International All Cap Value Fund	1.10%	1/1/14
Advisory Research Strategic Income Fund	0.90%	12/31/12
Advisory Research Small Company Opportunities Fund	1.10%	11/1/13
Advisory Research Emerging Markets Opportunities Fund	1.35%	11/1/13
Advisory Research MLP & Energy Infrastructure Fund	1.00%	9/9/10
Advisory Research MLP & Energy Income Fund Class A	1.50%	5/18/11
Advisory Research MLP & Energy Income Fund ClassC	2.25%	4/2/12
Advisory Research MLP & Energy Income Fund Class I	1.25%	12/27/10
Advisory Research MLP & Equity Fund Class A	1.35%	8/31/15
Advisory Research MLP & Equity Fund Class C	2.10%	8/31/15
Advisory Research MLP & Equity Fund Class I	1.10%	8/31/15

Agreed and accepted this 31st  day of August, 2015.

INVESTMENT MANAGERS SERIES TRUST	ADVISORY RESEARCH, INC.

By:	By:

Print Name:	Print Name:

Title:	Title: